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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2002

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)

6305 El Camino Real, Carlsbad, California (Address of principal executive offices)		92009 (Zip Code)

Registrant's telephone number, including area code: (760) 931-5500

Not Applicable.
(Former name or former address, if changed since last report.)

Item 5. Other Events.

The following is updated information regarding the business of Dot Hill Systems Corp. (the "Company") and certain risk factors that may affect the Company's financial condition or results of operations. In addition, attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4 are press releases issued by the Company regarding recent events affecting the Company and its business.

Certain statements contained in this report including, but not limited to, statements regarding the development, growth and expansion of our business, our intent, belief or current expectations and the intent, belief or current expenctations of our directors or officers, primarily with respect to our future operating performance and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approva, which are not statements of historical fact may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth below under the heading "Certain Risk Factors Related to Our Business" and elsewhere throughout this Current Report on Form 8-K.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made and except as required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

BUSINESS SUMMARY

The Company

        We are a provider of highly reliable, high-performance, disk-based data storage and networking solutions for the open systems computing environment, including Windows NT, Solaris, Linux, HP-UX and AIX. Our solutions encompass a broad range of scalable products and services targeting customers with mission critical applications. Our storage solutions reach these customers through direct and indirect channels, including through Original Equipment Manufacturers, or OEMs, Value Added Resellers, or VARs, and system integrators. With information becoming an increasingly critical business resource, these customers demand that their storage systems be highly reliable, available, and manageable and provide fault-tolerance, high performance and a high level of customer and technical support. We have a history of providing high-end storage solutions that meet these requirements by combining extensive design and implementation experience with leading-edge technologies. We sell storage as modular building blocks and as solution packages. Our storage solutions range from SCSI Disk Array configurations to multi-terabyte Fibre Channel-based SANs. We are one of the few companies in our industry to offer NEBS Level 3 and MIL-STD-810F certified, carrier class storage systems. The NEBS standard was developed by Bellcore for telephone equipment and speaks to system ruggedness and reliability, an increasingly important requirement.

        Historically, we have relied mainly on direct sales to an array of primarily government and telecommunications clients. Beginning in 2001, we redirected our business strategy to shift our efforts away from direct sales and to focus primarily on indirect sales channels, including OEMs, VARs and system integrators where we believe such customers fit well with our product set and manufacturing strategy. In 2002, we further refined our business strategy by engaging a third-party manufacturing service provider to supply the bulk of our new production capacity. During the first half of 2002, we entered into a number of agreements with OEMs through which we supply our OEM customers with storage systems that are integrated into the customers' products and sold by those customers to end-users.

        Implementing this shift in our business strategy entails numerous risks that we describe more fully under the section entitled "Certain Risk Factors Related to Our Business" below. However, we expect that the change will also present us with great opportunity. OEM revenues have accounted for almost half our net revenues for the twelve-month period ended June 30, 2002, and based on recent traction in this channel, we expect to experience sequential revenue growth for the second quarter 2002 and beyond. In addition, we expect 2002 net revenues to be in the range of $40.0 to $50.0 million and 2003 net revenues to be in the range of $125.0 to $175.0 million. For the second quarter of 2002, we expect our net loss per share to be between $0.32 and $0.38, inclusive of non-cash charges totaling $6.1 million related mainly to our change in business strategy, offset in part by an income tax benefit of $3.3 million. We plan to return to profitability by the second quarter of 2003 and project earnings per share for all of 2003 to be in the range of $0.15 to $0.20.

        In the second quarter of 2002, we entered into three strategic agreements: an OEM agreement with Sun Microsystems, Inc., a manufacturing agreement with Solectron Corporation and a supply agreement with Infortrend Technology Inc. Under the terms of the Sun agreement, we expect to produce and provide our products for private label sales by Sun. Under the terms of the Solectron Agreement, Solectron will supply us with new product introduction, complete product manufacturing and assembly, product testing and distribution services. Infortrend has agreed to supply us with storage computer components to incorporate into our products. We believe the Solectron and Infortrend agreements will provide us with significant volume production capabilities while minimizing the addition of fixed costs associated with expanding internal manufacturing capabilities. Primarily due to our new OEM agreements, our backlog has increased to approximately $10.9 million. However, the backlog does not represent actual sales and our customers can cancel the orders at any time.

        Our new business strategy is enabled by and has evolved from advances we have made to our storage technology and products. In September 2001, we unveiled our line of Axis Storage Managers, which is a family of self-contained systems that add affordable intelligence to existing storage and network infrastructures. In September 1999, we launched SANnet, a line of storage systems, which we bundle with SANscape, our storage management software.

        We designed SANnet, our core line of SAN-ready disk storage solutions, with the reliability, flexibility, and performance necessary to meet the needs of today's data-intensive, Internet-generation applications. SANnet solutions support single or multiple servers simultaneously and are compatible with most of today's popular open systems server platforms. We offer SANnet storage systems in many topologies, including SCSI and Fibre Channel. All critical components of the SANnet systems, including RAID controllers, battery backups, disks and power supplies, are hot-swappable, redundant and field-replaceable, which allows for upgrades and servicing to occur without server interruptions. In addition, our SANnet systems optimize storage space and work with all major server platforms and operating systems. Our SANnet suite of software consists of two key software packages that we developed, SANpath and SANscape. SANpath helps ensure availability and automatically routes data away from non-functioning paths and SANscape, a java-based utility, combines SAN configuration, maintenance and monitoring tools into a single application.

        Our Axis Storage Manager family of products enables companies to enhance their existing IT infrastructures without replacing them regardless of what storage is used. Axis Storage Manager also provides mirroring, remote replication and disaster recovery options for mission-critical applications.

        We have facilities in Carlsbad, California, the Netherlands and Japan. We also have sales offices across the United States and in the United Kingdom, Germany and Singapore.

Our Solutions

        We are a provider of highly reliable, high-performance, disk-based data storage and networking products and systems designed to meet the needs of the open systems market and respond to the growing data management challenges facing business today. Our products and services are intended to provide users with the following benefits:

Reliability

        We believe that high reliability is essential to the end user of our products due to the critical nature of the data being stored. We design redundancy, reliability and high-performance into our storage systems. Redundant components, such as power inlets, fans and controllers, are hot swappable, providing consumers with the ability to replace, upgrade or service the components in the field without interrupting network activity. All of our disk array products are NEBS Level 3 certified by an independent laboratory. This strict reliability standard is required by many global telephone network companies to ensure that equipment remains operational during exposure to highly adverse environments.

Multi-Platform Support

        As an independent provider of storage products, we are well positioned to provide storage solutions on a variety of operating platforms, or OS, including Solaris and other variants of Unix, Linux, Novell and Windows. Our SANnet line of systems supports multiple servers operating on different platforms simultaneously. This cross-platform capability allows customers to standardize on a single storage system that can readily be reconfigured and redeployed at minimal cost as the customer's OS or other open systems components change.

Capacity and Density

        Reducing the amount of rack space utilized on expensive raised floor space can save customers money. Our solutions offer 1.8 Terabytes, or TBs, in one storage unit and are able to provide over 100 TBs in a single storage solution. Our storage systems are among the most space-efficient in the storage industry, maximizing our customers' limited space and significantly reducing their costs.

Scalability

        Our products are designed using a single cohesive modular architecture that allows customers to size and configure storage systems to meet their specific requirements. This modular architecture also allows customers to easily expand or reconfigure a system as their needs change, permitting them to extend the useful life of and better utilize their existing systems.

Manageability

        The ability to manage storage systems, particularly through storage management software, is becoming a key differentiator among storage vendors. Our storage management software offerings enable customers to more easily manage, configure and respond to their changing system requirements. SANpath and SANscape offer various management tools, including automatic balancing of data loads among multiple data paths, automatic routing of data from non-functioning paths, LUN masking, remote monitoring of multi-site systems and remote configuration of multi-site systems.

Total Cost of Ownership and Return on Investment

        Our products combine reliability, flexibility, scalability and management into one of the smallest form factors in today's market. By extending and leveraging our customers' installed solution, we are able to provide solutions which offer both a lower total cost of ownership and a higher return on investment.

Our Strategy

        Our objective is to become the world's leading OEM supplier of scalable high-performance networked storage solutions that provide customers with carrier class reliability. Key elements of our strategy include:

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  Leveraging our Technical Experience and Know-How to Build High-Performance, High-Reliability Storage Systems. We believe our storage technology has three decisive advantages:

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  Cohesive Architecture. We design our products to have a cohesive modular architecture that is readily modified to respond to technological developments and paradigm shifts in the open systems computing environment. This flexibility allows us to focus research and development resources on specific product innovations and advancements that leverage our core architecture. Our modular architecture allows solutions to be tailored to customers' specific needs and are easily adaptable to accommodate future changes in technology and in customers' computing needs, allowing customers to minimize costs.

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  Dial Tone Dependability. For mission critical applications, customers increasingly expect their storage systems to be as reliable as the dial tone on their telephone system. We are dedicated to producing the industry's highest quality storage solutions and we have redefined reliability standards and expectations for mid-range storage applications. Our products have been certified as NEBS Level 3, the carrier class standard developed by Bellcore to test the ruggedness and durability of products, as well as on a variety of U.S. Department of Defense military ruggedization standards known as MIL-STD-810F, which focus on environmental engineering issues and require products to pass rigorous laboratory tests to ensure that military equipment operates in environments worldwide. Our reputation for producing high reliability and quality solutions is based on our extensive experience serving telecommunications, military and other government customers where zero downtime is imperative.

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  High Density. Our products are among the most space-efficient in the storage industry, maximizing the use of expensive, limited space and significantly reducing overall storage costs for our customers. We believe this is a crucial advantage and will continue to benefit our customers.

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  Building on our Existing OEM Relationships. We intend to focus on providing high-quality data storage and networking products to our existing OEM customers with the goals of strengthening and expanding those relationships while attracting additional OEM customers. Our recent announcement of an OEM relationship with Sun has provided validation of our solutions in the market. We believe this endorsement of our solutions will provide revenue opportunities with other OEMs and VARs.

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  Focusing on Indirect Sales Channels. We intend to focus our sales efforts on the OEM, system integrator and reseller markets. We believe the features of our new product lines and Solectron's high-volume, low-cost manufacturing capabilities positions us to increase our net revenues from these channels. For OEM customers, we typically offer customized private label solutions. We intend to continue to target OEMs that serve select vertical markets, typically with embedded solutions. We intend to expand our VAR channel by targeting vertical markets and increasing our focus on Linux, Windows and Novell environment resellers.

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  Improving Operating Leverage by Outsourcing our Manufacturing. We chose Solectron as the contract manufacturer for our new product lines to ensure the quantity and quality of products, as well as the level of support, that our OEM customers will require. By relying on Solectron for a significant portion of our manufacturing needs, we expect to reduce costs and the burden of maintaining manufacturing expertise.

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  Maintaining and Expanding our Technology Leadership in Data Storage and Networking Solutions for the Open Systems Computing Environment.The storage industry is continuously developing new technologies and standards. We will continue to monitor trends and technologies that appear promising and offer key advantages for our customers. We currently have development projects underway to improve and develop the scalability, convergence, performance, and the intelligence of our storage solutions. We are currently evaluating and developing solutions which incorporate the latest SCSI, FC, NAS and Serial ATA technology. With our expertise in the design of reliable, high-performance storage systems and Solectron's manufacturing capabilities, we believe we are well positioned to continue to expand our technology leadership in the industry.

        We believe that by executing this strategy we will further demonstrate our leadership position in data storage and networking solutions for the open systems computing environment and establish our company as a leading provider of OEM storage systems, resulting in renewed profitability and enhanced stockholder value.

Business Highlights

Focused on a High-Growth Market

        The networked storage industry is being driven by a significantly increased demand for storage and the need for rapid and reliable access to data. Analysts predict that SANs will become a ubiquitous element of the IT infrastructure over the next decade. Surveys today already show that spending on storage solutions is becoming a significant portion of companies' IT budgets. The fabric attached storage market (FAS), comprised of SAN and NAS solutions, is projected to increase from $6.7 billion in 2001 to $26.9 billion in 2005, an average growth rate of 42% per year, according to Dataquest.

Deep Expertise in Networked Storage

        Our solutions offer significant advantages, including high reliability, multi-platform support, high density, capacity, scalability and manageability. Our storage solutions are designed to provide rapid return on investment through their ability to use our cohesive modular architecture to scale from the department level to the enterprise level. This reduces costs associated with investing in new storage solutions as customers' needs increase over time. Our ability to provide easily managed storage systems, particularly through our SANnet Axis solution, is becoming a key differentiator for us among storage vendors. We are a leading provider of highly reliable and durable storage solutions focused on the mid-range storage network market and one of a few companies able to offer carrier class reliability, as many of our products are NEBS Level 3 and MIL SPEC certified.

New OEM Contract with Sun

        We recently announced an OEM agreement with Sun. Under the agreement, we will provide Sun with a variety of solutions targeting the volume server segment of its business. Sun has a massive installed base of servers and a substantially larger sales channel, which will now be more readily accessible to our solutions. In addition, we believe being selected as an open solutions partner by Sun provides us with validation of our technology and significantly increases our visibility in the market.

Manufacturing Agreement with Solectron

        We have entered into a renewable one-year agreement with Solectron to provide us with new product introduction services, complete manufacturing and assembly, product testing and distribution services. We believe our agreement with Solectron will provide us with significant pricing advantages for component sourcing, minimize our working capital needs as we ramp up sales and provide us access to virtually unlimited production capacity. In addition, Solectron has multiple factories with redundancies that will allow for disaster recovery and provide production protection.

Strong Experienced Management Team

        Our executive team has vast storage and management experience, from companies such as Artecon, Inc., Falcon Systems, Inc., Fujitsu Limited, General Electric Company, MTI Technology Corporation, QUALCOMM Incorporated, Storage Technologies, Inc., STM Wireless, Inc. and Verteq, Inc. We believe our long-standing experience and focus on designing and managing storage solutions provides us with a unique, technical advantage over competitors that can continue to be leveraged in our future storage solutions.

Financial Momentum

        Our new strategy is designed to allow us to lower costs, increase net revenues and provide financial momentum. We expect that the agreement with Sun will substantially increase our units sold and provide us with recognition in the VAR channels. The Solectron agreement lends us scalability to grow as a storage producer, and allows us to gain cost savings and economies of scale. These agreements and our narrower focus in the storage network system market are significant elements of our business strategy.

Recent Developments

        Since the issuance of our quarterly report on Form 10-Q for the quarter ended March 31, 2002, there have been a number of recent developments:

¤    A press release was issued on May 28, 2002 indicating that we signed a three-year OEM agreement with Sun in that we would design and deliver certain storage products to Sun.

¤    A press release was issued on June 26, 2002 indicating that we signed an agreement with Solectron pursuant to which Solectron will manufacture our new products.

¤    A press release was issued on June 28, 2002 indicating that two board members, Dr. Benjamin Monderer and Ms. Carol Turchin had resigned from the board to pursue other business endeavors. Dr. Monderer and Ms. Turchin are married to each other and together own approximately 20.1% of our outstanding common stock as of the date hereof.

¤    A press release was issued on July 9, 2002 indicating the second quarter ended June 30, 2002 financial highlights and guidance for the remainder of 2002 and the year ending December 31, 2003. In the press release, we confirmed previous guidance of sequential revenue growth for the second quarter 2002, for total net revenues of between $11.0 million and $11.2 million with a net loss per share between $0.32 and $0.38, inclusive of the following adjustments:

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  A non-cash charge of $3.6 million related to a warrant granted to Sun in association with the OEM Agreement signed May 24, 2002.

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  A non-cash increase to inventory reserves of $2.5 million related to excess SANnet inventory given the continued slowness of the economy and planned product migration.

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  An income tax benefit of $3.3 million related to tax refunds made available by recent tax law changes. We received $950,000 of this benefit during the second quarter 2002 and $2.3 million in 2001.

        Excluding these items, the net loss per share would be between $0.22 and $0.28, compared to a net loss of $0.24 per share for the first quarter of 2002. Further, net cash as of June 30, 2002 was $6.9 million, compared to $11.4 million as of March 31, 2002. We expect this net cash and cash equivalents to be sufficient to fund our operations through September 30, 2002.

        Additionally, this press release gave guidance totals for the years ending December 31, 2002 and 2003. It stated that based on our current backlog (which includes orders that are subject to cancellation), which is approximately $10.9 million, we expect to achieve sequential revenue growth for the remainder of 2002 and 2003. We expect 2002 net revenues to be in the range of $40.0 to $50.0 million and 2003 net revenues to be in the range of $125.0 to $175.0 million. Further, we are anticipating the 2002 net loss per share to be between $0.85 and $1.10. Excluding the adjustments for the items discussed above, we would project the net loss per share for 2002 to be between $0.75 and $1.00. Earnings per share for 2003 are expected to be in the range of $0.15 to $0.20. A return to profitability is expected by the second quarter of 2003.

CERTAIN RISK FACTORS RELATED TO OUR BUSINESS

        This Current Report on Form 8-K contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements and as a result of certain factors, including those set forth below and elsewhere in this report.

We have experienced and may continue to experience operating losses and may need to raise additional funds to continue our operations.

        In the years ended December 31, 1999, 2000 and 2001, we incurred net losses of $9.0 million, $948,000 and $43.3 million. For the three-month period ended June 30, 2002, we expect to have incurred a net loss of approximately between $8.5 million and $10.2 million. We cannot assure you that we will be profitable in any future period. We have expended, and will continue to be required to expend, substantial funds to pursue research and development projects, enhance marketing efforts and otherwise operate our business. Our future capital requirements will depend on, and could increase substantially as a result of, many factors, including:

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  the progress of our research, development and product testing programs;

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  the success of our sales and marketing efforts;

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  costs of filing, prosecuting, defending and enforcing intellectual property rights;

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  the extent and terms of any development, manufacturing, marketing or other arrangements; and

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  changes in economic, regulatory or competitive conditions.

        If we continue to experience losses, we will need to raise additional funds to continue our operations, either through borrowings or the sale of our debt or equity securities. As of June 30, 2002, we had $6.9 million in net cash and cash equivalents. We expect that these funds will be sufficient to fund our operations through September 30, 2002. However, if we experience extraordinary expenses or operating expenses in excess of our projections, or if our sales do not meet or exceed our projections, we may need to raise funds sooner than we expect. We may not be able to raise additional funds in the future on commercially reasonable terms or at all. Any sales of our debt or equity securities in the future may have a substantial dilutive effect on our existing stockholders. We may be required to grant liens on our assets to the provider of any source of financing or enter into operating, debt service or working capital covenants with any provider of financing that could hinder our ability to operate our business in accordance with our plans.

Our shift in business strategy to focus on OEM customers will further increase our dependence on sales to a relatively small number of customers.

        Historically, a material percentage of our net revenues in each year has been derived from a limited number of customers. For the years ended December 31, 1999, 2000 and 2001, our top five customers accounted for approximately 25%, 37% and 36% of our net revenues. Sales to Comverse Network Systems, an OEM customer, accounted for 15% of our net revenues for the year ended December 31, 2001. Sales to UUNET Technologies, Inc., a subsidiary of Worldcom, Inc., accounted for 10% and 17% of our net revenues for the years ended December 31, 1999 and 2000. Changes in timing or volume of purchases by such major customers could harm our results. In addition, a significant portion of our net revenues to date have been concentrated in the UNIX marketplace, and within the UNIX marketplace, a significant portion of our net revenues are associated with versions of UNIX manufactured by Sun. If Sun were to change its policy of supporting open systems computing environments, and if our products were thereby rendered incompatible with Sun's products, our business would be harmed.

        As we shift our business strategy to place greater emphasis on sales to OEMs, we expect to experience further concentration in our customer base. We expect many of our existing customers, including customers that currently account for significant portions of our net revenues, to stop purchasing directly from us and begin purchasing our products through our OEM partners. In particular, we expect to receive a substantial portion of our projected net revenues for the year ended December 31, 2003 from sales of our products to Sun. As a result, if our relationship with Sun or other significant OEM partners does not expand or is otherwise disrupted, we could lose substantially all of our anticipated net revenues. There is no guarantee that these relationships will expand or not otherwise be disrupted. Factors that could influence our relationship with significant OEM partners, including Sun, include:

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  Our ability to maintain our products at a price level that is competitive with other OEM suppliers;

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  Our ability to maintain quality standards for our products sufficient to meet the expectations of our OEM partners; and

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  Our ability to timely produce, ship and deliver a sufficient quantity of our products to meet the needs of our OEM suppliers.

None of our contracts with our existing OEM partners, including Sun, include, and we do not expect that any contracts with OEMs with which we may enter into partnerships in the future will include, any minimum purchasing commitments. Further, these contracts do not require our OEM partners to purchase our products exclusively or on a preferential basis over the products of any of our competitors. As a result, our OEM partners are also free to incorporate the products of our competitors into their products rather than our products at any time.

Our existing or potential direct sales customers may purchase our storage products from our OEM customers.

        Our OEM customers are able to compete directly with us in the storage product market, and are able to offer our products under their labels as a stand-alone product or packaged as part of a larger, more complete system. Furthermore, our OEM customers are generally larger and more widely recognized than we are, have greater resources than we do, and are able to offer a wider variety of storage products and systems, including our storage systems, as well as complete computer systems. We may be unable to compete with our OEM customers for direct sales. Our net revenues from existing direct sales customers may decline if such customers choose to purchase from our OEM customers and we may lose potential direct sales customers to our OEM customers in the future. In addition, we expect that some of our largest customers will start buying from our OEM customers and no longer buy directly from us. Even if our volume of units sold does not decline as a result, our net revenues may be reduced since our price per unit is normally less for units sold through indirect sales channels. Further, we expect our gross margins for OEM sales to be lower than our gross margins for direct sales.

A portion of our existing inventory may become obsolete.

        As of March 31, 2002, we had approximately $12.5 million in inventory. As a result of our switch to outsourced manufacturing and our shift in our business strategy to primarily OEM sales, we expect that a material portion of our current SANnet inventory may become obsolete. We expect to take a non-cash increase to inventory reserves of $2.5 million related to excess SANnet inventory given the continued slowness of the economy and planned product migration. We may be required to take additional charges in the future for excess inventory if our transition from direct to indirect sales occurs more rapidly or completely than we presently anticipate or if our product sales do not meet our projected sales levels.

Inability to comply with financial covenants and restrictions in credit agreement with Wells Fargo and restrictions on sales of our common stock.

        As of June 30, 2002, we had $7.3 million outstanding under our line of credit with Wells Fargo. Since our line of credit is secured by cash, we can only borrow an amount up to the amount of cash we have in our reserves. Under our line of credit, we have operating and other covenants, including a covenant that requires us to have net income each year. Since December 2001, we have not been in compliance with this covenant. Although we received a waiver from Wells Fargo of our noncompliance with this covenant for the year 2002, we expect to experience net losses for the year ended December 31, 2002 and we cannot guarantee that Wells Fargo will agree to grant us another waiver.

        In addition, any change in the ownership of our common stock of an aggregate of twenty-five percent over the term of the line of credit agreement constitutes an event of default. Wells Fargo has indicated its willingness to waive past and future defaults, if any, based on our financing activities or the trading of our stock on the New York Stock Exchange. Wells Fargo has also indicated to us that it is willing to amend the line of credit agreement to eliminate the twenty-five percent change of control event of default and to clarify the circumstances under which a change of control would constitute an event of default. However, we have not yet received Wells Fargo's written waivers or amended the line of credit agreement. We cannot guarantee that Wells Fargo will agree to waive any past or future defaults, if any, consent to any efforts to raise additional funds or amend the line of credit agreement. Any violation of our covenants or default under our line of credit that is not waived could result in Wells Fargo declaring all outstanding obligations under our line of credit immediately due and payable, Wells Fargo could refuse to advance us any further funds under the line of credit and Wells Fargo could exercise its rights as a secured party to foreclose on our property that has been pledged as collateral for our line of credit. In addition, an event of default under our line of credit with Wells Fargo could constitute an event of default under our lines of credit with a Japanese bank.

We may have difficulty predicting results.

        Our quarterly operating results have in the past varied and may in the future vary significantly depending on a number of factors, including:

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  the level of competition;

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  the size, timing, cancellation or rescheduling of significant orders;

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  product configuration, mix and quality issues;

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  market acceptance of our new products and product enhancements and new product announcements or introductions by our competitors;

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  deferrals of customer orders in anticipation of new products or product enhancements;

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  changes in pricing by us or our competitors;

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  our ability to develop, introduce and market new products and product enhancements on a timely basis;

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  hardware component costs and availability, particularly with respect to hardware components obtained from Infortrend, a sole-source provider;

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  our success in creating brand awareness, and in expanding our sales and marketing programs;

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  technological changes in the open systems storage market;

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  levels of expenditures on research, engineering and product development;

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  changes in our business strategies;

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  personnel changes; and

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  general economic trends and other factors.

        Sales for any future period are not predictable with any degree of certainty. Although we have historically operated with limited order backlog, we expect that we will experience increased backlog as we shift our business strategy to focus on OEM sales. We currently have order backlog of approximately $10.9 million attributable to commitments to purchase principally by Sun. However, the backlog does not represent actual sales and our customers, including Sun, can cancel the orders at any time.

        We do not generally enter into long-term purchase contracts with customers and customers usually have the right to extend or delay shipment of their orders, as well as the right to return products and cancel orders in some circumstances. We cannot assure you that actual returns will not exceed our recorded allowances. In addition, our OEM customers generally do not have any minimum purchasing obligations from us. As a result, sales in any period are generally dependent on orders booked and shipped in that period.

        Sales are also difficult to forecast because the open systems storage market is rapidly evolving and our sales cycles vary substantially from customer to customer. Customer orders for us can range in value from a few thousand dollars to over a million dollars. The length of time between initial contact with a potential customer and sale of a product may last from three to twenty-four months. This is particularly true during times of economic slowdown, for sales to OEM customers, and for the sale and installation of complex, turnkey solutions. Our net revenues are difficult for us to predict since they are directly affected by the timing of large orders. Due to the unpredictable timing of customer orders, we may ship products representing a significant portion of our net sales for a quarter during the last month of that quarter. Any significant deferral of these sales could harm our results of operations in any particular quarter. Net revenues for a period may be lower than predicted if large orders forecasted for that period are delayed or are not realized.

        Factors that may delay or defer an order, particularly orders for new products include:

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  the amount of time needed for technical evaluations by customers;

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  customers' budget constraints and changes to customers' budgets during the course of the sales cycle;

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  a slowdown in the overall economy or in the particular industries into which we sell;

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  customers' internal review and testing procedures; and

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  our engineering work to integrate a storage solution with a customers' system.

        Our business strategy is to focus primarily on OEM customers, with whom sales cycles are generally lengthier, more costly and less certain than sales to end-users. Also, in 2001, we focused our strategy to shift away from certain products developed by our predecessor companies, Box Hill and Artecon, and in September 2001, unveiled our new line of Axis Storage Managers. This shift in focus may affect the sales cycles and predictability of orders. To the extent that we complete significant sales earlier than expected, operating results for subsequent quarters may be adversely affected. Our expense levels are based, in part, on our expectations as to future sales. As a result, if sales levels are below expectations, our operating results may be disproportionately affected. There is no assurance that we will experience sales growth in future periods.

        Our industry has experienced an economic downturn that has significantly harmed our net revenues and operating results and may continue to do so in the future. Our net revenues have been derived primarily from sales to customers in the xSPs, telecommunications, e-commerce and government sectors. For the years ended December 31, 2000 and 2001, sales to e-commerce, telecommunications, and xSPs customers were 39% and 37% and sales to the government sector were 13% and 16% of our net revenues. For the year ended December 31, 1999, sales to customers in the telecommunications and financial services industries were 18% and 21% of our net revenues. An economic downturn in any industry targeted by us could significantly adversely impact our sales.

We cannot assure you that our relationships with our OEM customers, and Sun in particular, will not be terminated or that they will generate significant sales.

        Our agreements with our OEM customers are an important element of our strategy to focus on indirect sales channels. Prior to 1999, we derived a majority of our net revenues from our direct sales to customers. In the future we expect to derive a substantial majority of our net revenues from our OEM customers. In particular, we expect to receive the majority of our projected net revenues for the year ended December 31, 2003 from sales of our products to Sun. We cannot assure you that we will achieve these sales levels from Sun. There are no minimum purchase commitments or guarantees in our agreement with Sun, and the agreement does not obligate Sun to purchase its storage solutions exclusively from us. If we do not achieve the sales levels we expect to receive from Sun in the foreseeable future, our business and result of operations will be significantly harmed.

The loss of one or more suppliers could adversely affect our ability to manufacture and sell products.

        We rely on third parties to supply key components of the products that we sell. Many of these components are available only from limited sources in the quantities and quality we require. We purchase the large majority of our disk drives from Seagate, and purchase a substantial amount of our RAID controllers from Infortrend. Approximately 11%, 14% and 23% of our total raw material purchases were from Seagate, and approximately 4%, 10% and 7% were from Infortrend for the years ended December 31, 1999, 2000 and 2001. Approximately 10% of our raw material purchases during the year ended December 31, 1999 were from IBM. We purchase a significant portion of our raw materials pursuant to purchase orders, rather than long-term purchase agreements. We maintain minimum inventory levels. However, we have ordered and likely will continue to order certain materials in advance of anticipated customer demand which could result in excess inventory levels and unanticipated inventory write-downs due to a failure of the orders to materialize. We expect to take a non-cash increase to inventory reserves of $2.5 million related to excess SANnet inventory given the continued slowness of the economy and planned product migration.

        From time to time there is a significant market demand for disk drives, tape drives, RAID controllers, and other components, and we may experience component shortages, selective supply allocations and increased prices of such components. Even if alternative sources of supply for critical components such as disk drives and controllers become available, incorporating substitute components could delay our ability to delivery our products in a timely manner. For example, we estimate that replacing Infortrend's RAID controllers with those of another supplier would involve several months of hardware and software modification, which could significantly harm our ability to meet our customers' orders for our products and therefore damage our customer relationships and result in a loss of sales.

        In May 2002, we entered into an agreement with Solectron under which we will rely on Solectron to manufacture our new products under our OpenAxis Intelligence strategic initiative. If our agreement with Solectron terminates or if Solectron does not perform its obligations under our agreement, it could take several months to establish alternative manufacturing for these products and we may not be able to fulfill our customers' orders for these products in a timely manner. Under our OEM agreement with Sun, Sun has the right to require that we use a third party to manufacture our products. Such an external manufacturer must meet Sun's engineering, qualification and logistics requirements. If our agreement with Solectron terminates, we may be unable to find another suitable external manufacturer. In addition, we subcontract some of our other manufacturing, such as plastic molding, sheet metal bending, PCB fabrication and certain assemblies, to qualified suppliers in the United States and Asia.

We own the design and tools/molds associated with the manufacture of these parts. The third parties that we rely on for these production activities include, but are not limited to, SMS for PCB assemblies and Paris Precision for sheet metal assemblies. If we were required to have other third parties provide subassembly products and services work, it could take a few months to achieve the same levels of productivity and quality with new third party suppliers. These delays could significantly harm our ability to meet our customers' orders for our products and therefore could damage our customer relationships and result in a loss of sales.

Our success depends significantly upon our ability to protect our intellectual property and to avoid infringing the intellectual property of third parties.

        We have eight U.S. patents and no patents pending at this time. We do not expect that our patents will provide us with any meaningful protection of our intellectual property. We also rely on copyrights, trademarks, trade secrets, nondisclosure agreements and common law to protect our intellectual property. For example, we have registered trademarks for the SANnet, SANpath, SANscape, Dot Hill and the Dot Hill logo. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of foreign countries may not adequately protect our intellectual property rights. Our efforts to protect our intellectual property from third party discovery and infringement may be insufficient and third parties may independently develop technologies similar to ours, duplicate our products or design around our patents.

        In addition, third parties may assert that our products and technologies infringe their intellectual property, which could result in infringement lawsuits being filed against us, and we expect that providers of storage will increasingly be subject to infringement claims as the number of products and competitors grows. From time to time, we receive letters from third parties suggesting that we may require a license from such third parties to manufacture or commercialize our products. We most recently received such a letter in February 2002. We evaluate all such communications to assess whether to seek a license from the patent owner but, as of the date hereof, have not determined to seek any such licenses. However, we cannot assure you that we will not subsequently determine that we require one or more such licenses or that we would prevail in any litigation if any of such patent owners lodged formal infringement claims against us. Moreover, we cannot assure you that additional third parties will not assert infringement claims against us in the future.

        If we were to become party to any litigation to protect our intellectual property from infringement by a third party, or as a result of a claim that our products and technologies infringe the intellectual property of a third party, we would likely incur substantial legal fees and expenses and our management's attention would be distracted from the operations of our business. Further, any settlement or adverse judgment involving a determination that our products and technology infringe the intellectual property of a third party could require us to pay substantial damages or royalties to a third party. In such event we could also be required to obtain a license from the third party to continue to sell our products or use our technologies. We may not be able to obtain a license from a third party on commercially reasonable terms, or at all. We may be required to pay significant royalties in connection with any license that we might obtain, which could impede our ability to price our products competitively and could adversely affect our gross margins. If we or our suppliers were unable to license protected technology, we could be prohibited from marketing products that incorporate the protected technology. We could also incur substantial costs to redesign our products in a manner to avoid infringement of third party intellectual property rights.

We may not be able to maintain our NYSE listing.

        In July 2001, we received notification from the NYSE that we failed to meet the NYSE continued listing requirements that both our average global market capitalization and total stockholders' equity must not fall below $50.0 million for more than 30 consecutive trading days. Under the rules of the NYSE, we submitted a response to the NYSE's Listings and Compliance Committee describing how we plan to regain compliance with the NYSE continued listing requirements. On November 2, 2001, we received notification from the NYSE that the Listings and Compliance Committee had accepted our plan. We are subject to quarterly monitoring by the NYSE for compliance with our plan. After reviewing our fourth quarter 2001 report, the NYSE indicated that it continues to approve our plan and would continue listing our stock. As of June 30, 2002, we were not in compliance with certain conditions in our plan. We have discussed this non-compliance with the NYSE. In response, the NYSE has indicated to us that it intends to review our compliance again at the end of 2002 and to continue listing our stock until such time. However, we cannot assure you that we will be able to regain compliance with the NYSE continued listing requirements by the end of the year or at all, or that the NYSE will not decide to delist our stock prior to the end of the year. Delisting of our stock would materially impair our ability to raise capital and the trading price and liquidity of our common stock.

The storage system market is highly competitive.

        The storage system market is intensely competitive. We compete with various companies, including, but not limited to, Hewlett Packard, Sun Microsystems, IBM, Hitachi Data Systems, Compaq Corporation, and Dell Computer Corp., which market storage systems as well as other computer products, and which have become more focused on storage during the past few years. We also compete against independent storage system suppliers to the high-end market including, but not limited to, EMC Corporation, Network Appliance, Ciprico, Procom, MTI Technology, Eurologic, LSI Logic and Storage Technologies, Inc.

        Many of these competitors are significantly larger than us and have significantly greater name recognition and engineering, manufacturing and marketing capabilities, as well as greater financial and personnel resources. As a result, competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of products or to deliver competitive products at a lower end-user price than us.

        We also expect that competition will increase as a result of industry consolidations and the formation of new companies with new, innovative product offerings. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. For example, NAS has gained popularity recently as an alternative to SANs. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could harm our business. In fact, competitive pricing pressures have had, and may continue to have, an adverse impact on our net revenues and earnings.

        We believe that the principal competitive factors affecting our markets include fault-tolerance, reliability, performance, ease of use, scalability, manageability, price and customer service and support. There can be no assurance that we will be able to successfully incorporate these factors into our products and to compete against current or future competitors or that competitive pressures we face will not harm our business. If we are unable to develop and market products to compete with the products of competitors, our business will be materially and adversely affected. In addition, if major customers who are also competitors cease purchasing our products in order to concentrate on sales of their own products, our business will be harmed.

        We sell our products to OEMs, who may elect to purchase storage products from our competitors instead of from us, which could harm our business. We also sell our products through distributors and VARs. These distributors and VARs may carry competing product lines, and may reduce or discontinue sales of our products, which could harm our business. In addition, we cannot ensure that existing end-user customers will not purchase storage equipment from the manufacturer that provides their network computing systems and, as a result, reduce or eliminate purchases from us.

The open systems storage market is rapidly changing and we may be unable to keep pace or properly prepare for the effects of those changes.

        The open systems data storage market in which we operate is characterized by rapid technological change, frequent new product introductions, evolving industry standards and consolidation among our competitors, suppliers and customers. Customer preferences in this market are difficult to predict and changes in those preferences and the introduction of new products by our competitors or us could render our existing products obsolete. Our success will depend upon our ability to address the increasingly sophisticated needs of customers, to enhance existing products, and to develop and introduce on a timely basis, new competitive products (including new software and hardware, and enhancements to existing software and hardware) that keep pace with technological developments and emerging industry standards. If we cannot successfully identify, manage, develop, manufacture or market product enhancements or new products, our business will be harmed. In addition, consolidation among our competitors, suppliers and customers may harm our business by increasing the resources of our competitors, reducing the number of suppliers available to us for our product components and increasing competition for customers by reducing customer-purchasing decisions.

A significant percentage of our expenses are fixed, which may affect our operating results.

        During the year ended December 31, 2001 and the six-month period ended June 30, 2002, we reduced costs through workforce reductions and a consolidation of excess facilities. We believe strict cost containment is essential to maintaining positive cash flow from operations and achieving profitability in future periods. We may attempt to take further measures to reduce expenses if we continue to experience operating losses or do not achieve a stable net income. A number of factors could preclude us from successfully bringing costs and expenses in line with our net revenues, such as the fact that our expense levels are based in part on our expectations as to future sales, and that a significant percentage of our expenses are fixed, which limits our ability to reduce expenses quickly in response to any shortfalls in net revenues. As a result, if net revenues do not meet our projections, operating results may be disproportionately affected. We may experience shortfalls in net revenues for various reasons, including:

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  significant pricing pressures that occur because of declines in selling prices over the life of a product or because of increased competition;

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  sudden shortages of raw materials or fabrication, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers, which, in turn, may harm our ability to meet our sales obligations; and

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  the reduction, rescheduling or cancellation of customer orders.

        In addition, we typically plan our production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from our outside suppliers, we may order materials in advance of anticipated customer demand. This advance ordering has and likely will continue to result in excess inventory levels or unanticipated inventory write-downs due to expected orders that fail to materialize.

Our business and operating results will suffer if we encounter significant product defects.

        Our products may contain undetected software errors or failures when first introduced or as new versions are released. We cannot ensure that, despite testing, errors will not be found in products after shipments, resulting in a loss of or delay in market acceptance, which could harm our business. Our standard warranty provides that if the system does not function to published specifications, we will repair or replace the defective component without charge. Significant warranty costs, particularly those that exceed reserves, could adversely impact our business. In addition, defects in our products could result in our customers claiming damages against us for property damage or destruction. Any such claim, if successful, could distract management's attention from operating our business and result in damage claims against us that may not be covered by our insurance.

Our success depends on our ability to attract and retain key personnel.

        Our performance depends in significant part on our ability to attract and retain talented senior management and other key personnel. If any one of these individuals were to terminate his or her employment with us, we would be required to locate and hire suitable replacements. Competition for attracting talented employees in the technology industry is intense. We may be unable to identify suitable replacements for any employees that we lose. In addition, even if we are successful in locating suitable replacements, the time and cost involved in recruiting, hiring, training and integrating new employees, particularly key employees responsible for significant portions of our operations, could harm our business by delaying our production schedule, our research and development efforts, our ability to execute on our business strategy and our client development and marketing efforts. Since many of our customer relationships are based on personal relationships between the customer and our sales representatives, if these representatives were to terminate their employment with us, we may be forced to expend substantial resources to attempt to maintain the customers that the sales representatives serviced. Ultimately, we may be unsuccessful in retaining these customers, which would harm our sales.

        We have recently made several reductions in our workforce. Although the reductions were designed to reduce our operating costs, the reductions have increased the responsibility of our remaining employees. As a result, we face risks associated with transferring the duties of our former employees to our remaining employees. In addition to the expense involved in retraining employees, there is a risk that our current work force will be unable to effectively manage all of the duties of our former employees, which could adversely impact our research and development efforts, our general accounting and operating activities, our sales efforts and our production capabilities.

Our international business activities subject us to risks.

        Our international sales represented approximately 30% of net revenues for the year ended December 31, 2001 and we currently have sales offices in Japan, Singapore, the United Kingdom, Germany and the Netherlands. Our international operations are subject to a variety of risks associated with conducting business internationally, including the following, any of which could harm our business:

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  longer payment cycles;

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  unexpected changes in regulatory requirements;

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  import and export restrictions and tariffs, and increases in tariffs, duties, price controls or other restrictions on foreign currencies;

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  the burden of complying with a variety of foreign laws;

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  potentially adverse tax consequences;

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  currency exchange rate fluctuations;

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  the imposition of trade barriers or price controls;

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  political and economic instability abroad;

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  difficulties in staffing and managing international operations;

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  seasonal reductions in business activity during the summer months in Europe and other times in other parts of the world; and

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  problems in collecting accounts receivable.

        A portion of our international business is presently conducted in currencies other than the U.S. dollar. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the exchange rates may adversely impact our operating results. We do not engage in any hedging transactions to cover our currency exposure.

        Proprietary rights and intellectual property may be more difficult to protect outside of the United States. Also, we are continuing to gain experience in marketing and distributing our products internationally. We cannot be certain that we will be able to successfully grow our international presence in a timely manner, which could harm our business.

Our executive officers and directors and their affiliates own a significant percentage of our outstanding shares, which could prevent a change in control of us and adversely affect our stock price.

        As of the date hereof, our executive officers, directors and their affiliates beneficially own approximately 19.4% of our outstanding shares of common stock. Further, two individual stockholders who are married to each other collectively own approximately 20.1% of our outstanding common stock. These individual stockholders may be able to influence matters requiring approval by our stockholders, including the election of a majority of our directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of us. This concentration of ownership may also make it more difficult or expensive for us to obtain financing. Further, any substantial sale of shares by these individuals could depress the market price of our common stock and impair our ability to raise capital in the future through the sale of our equity securities.

        Our Certificate of Incorporation and Bylaws contain a number of provisions that could impede a takeover or change in control of us, including but not limited to a classified board of directors, the elimination of the stockholders' ability to take action by written consent and limitations on the ability of stockholders to remove a director from office without cause. The board may issue additional shares of common stock or establish one or more classes or series of preferred stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by the board without stockholder approval. Each of these provisions gives the board, acting without stockholder approval, the ability to prevent, or render more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Our stock price is volatile, which may increase the likelihood that we will become involved in expensive, time-consuming litigation.

        The market price of our common stock has been, and is expected to continue to be volatile. Following periods of market volatility in the past, many companies have been sued by stockholders alleging violations of the U.S. securities laws. Any securities litigation against us would be costly and time-consuming and could result in significant liability if resolved against us. Further, any such allegation would distract our management from operating our business and may increase our insurance rates.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ PRESTON ROMM Preston Romm Chief Financial Officer, Treasurer and Secretary

Date: July 10, 2002

INDEX TO EXHIBITS

99.1	Press release issued by the Company on May 28, 2002.
99.2	Press release issued by the Company on June 26, 2002.
99.3	Press release issued by the Company on June 28, 2002.
99.4	Press release issued by the Company on July 9, 2002.

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BUSINESS SUMMARY
CERTAIN RISK FACTORS RELATED TO OUR BUSINESS
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INDEX TO EXHIBITS